Exhibit 2

ASX	Level 18, 275 Kent Street Sydney, NSW, 2000

Release

31 AUGUST 2021

WESTPAC CONFIRMS 2021 ANNUAL GENERAL MEETING DETAILS

Westpac has today confirmed that its 2021 Annual General Meeting (AGM) will be held on Wednesday, 15 December 2021 at 10:00am (Sydney time).

Given the ongoing restrictions and uncertainty of COVID-19, and the importance of confirming the details of the AGM, we have decided in the interests of health and safety to hold our AGM as a virtual meeting. This decision is consistent with the Treasurer’s announcement on 10 August 2021 to renew the temporary modifications of the Corporations Act to allow companies to hold virtual only meetings until 31 March 2022.

As with our 2020 AGM, we will work to make it as easy as possible for shareholders to participate. Details of our 2021 AGM, and how to participate will be in our Notice of Meeting to be released in early November 2021.

For further information:

David Lording	Andrew Bowden
Group Head of Media Relations	Head of Investor Relations
M. 0419 683 411	M. 0438 284 863
P. +612 8253 4008

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.